Exhibit 4.1.10

Wells Fargo Business Credit

Sixth & Marquette

Minneapolis, Minnesota 55479

612 673-8500

December 31, 2009

VIA U.S. MAIL & FACSIMILE (913) 360-5661

MGP Ingredients, Inc.

100 Commercial Street

Atchison, KS 66002

Attention: Timothy W. Newkirk

Re:

Certain loans made by Wells Fargo Bank, National Association (“Lender”) to MGP Ingredients, Inc., a Kansas corporation (“Borrower”), pursuant to that certain Credit and Security Agreement dated July 21, 2009, by and between Borrower and Lender (as amended from time to time, the “Credit Agreement”). Terms not otherwise defined herein shall have the meanings given in the Credit Agreement

Dear Mr. Newkirk:

Pursuant to the terms of that certain Subordination Agreement dated as of July 16, 2009, made by the Cloud L. Cray, Jr. Trust, under an agreement dated October 25, 1983 (“Cray Trust”), for the benefit of Lender (the “Cray Subordination Agreement”), the Borrower is prohibited from prepaying that certain Subordinated Secured Promissory Note made by the Borrower dated March 27, 2009, payable to the order of the Cray Trust in the original principal amount of $2,000,000 (the “Cray Note”).  Notwithstanding anything contained in the Cray Subordination Agreement to the contrary, Lender hereby consents to the complete prepayment of Cray Note by Borrower, provided that (i) the Cray Trust promptly releases and terminates the filings, mortgages security interests set forth on Exhibit A attached hereto and each other security interest in the assets of Borrower held by the Cray Trust, (ii) no Default or Event of Default has occurred and is continuing at the time of the pay-off and (iii) no Default or Event of Default will occur after giving effect to the pay-off.  Effective upon the Cray Note pay-off, Borrower and Lender agree that all references to indebtedness to or liens held by the Cray Trust shall be deleted from Schedule 6.3 and Schedule 6.4 of the Credit Agreement.

Pursuant to the terms of that certain Subordination Agreement dated as of July 21, 2009, made by the Union Pacific Railroad Company (“UPRR”), for the benefit of Lender (the “UPRR Subordination Agreement”), the Borrower is prohibited from prepaying that certain Promissory Note made by the Borrower dated May 4, 2009, payable to the order of UPRR in the original principal amount of $997,545.50 (the “UPRR Note”).  Notwithstanding anything contained in the UPRR Subordination Agreement to the contrary, Lender hereby consents the complete prepayment of UPRR Note by Borrower, provided that (i) no Default or Event of Default has occurred and is continuing at the time of the pay-off and (ii) no Default or Event of Default will occur after giving effect to the pay-off.  Effective upon the UPRR Note pay-off, Borrower and Lender agree that all references to indebtedness to or liens held by UPPR shall be deleted from Schedule 6.4 of the Credit Agreement.

The Credit Agreement, among other things, prohibits the Borrower from making any contribution or investment in any other Person or Affiliate.  Borrower has requested that Lender consent to Borrower making a contribution of up to $2,500,000 (the “ICP Contribution”) to Illinois Corn Processing, LLC, a joint venture partially owned by Borrower (“ICP”), for the purpose of paying one-half of the restart and replacement cost of the boiler at the Pekin Plant (the “Boiler Restart”).  Notwithstanding the provisions of the Credit Agreement and the other Loan Documents, Lender hereby consents to Borrower making the ICP Contribution subject to the following conditions, all of which shall be acceptable to Lender in its sole and absolute discretion and shall survive the initial ICP Contribution:

(i)            no Default or Event of Default has occurred and is continuing at the time of the ICP Contribution;

(ii)           no Default or Event of Default will occur after giving effect to the ICP Contribution being made;

(iii)          Illinois Corn Processing Holdings LLC, a Delaware limited liability company, shall make a contribution equal to the ICP Contribution to ICP for the Boiler Restart; and

(iv)          The ICP Contribution and the Holdings Contribution shall be paid by ICP to the Central Illinois Light Company for the Boiler Restart or otherwise used to pay for the Boiler Restart.

The Credit Agreement, among other things, prohibits the Borrower from paying salaries or other compensation which does not comply with the limitations contained in Section 6.8 of the Credit Agreement.  Notwithstanding the provisions of the Credit Agreement and the other Loan Documents, Lender hereby consents to Borrower paying salaries, bonuses, commissions, consultant fees or other compensation in accordance with Exhibit B provided no Borrower Default has occurred or would occur as a result of any such issuances or payments.

In the event you should have any questions or comments with respect to the matters set forth in this letter, please do not hesitate to contact me.

In the event you should have any questions or comments with respect to the matters set forth in this letter, please do not hesitate to contact me.

WELLS FARGO BANK,
NATIONAL ASSOCIATION

		By:	/s/ Becky A. Koehler
Becky A. Koehler, its Vice President

ACKNOWLEDGED AND AGREED:

MGP INGREDIENTS, INC.
a Kansas corporation

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk
Its:	President and CEO

EXHIBIT A

Cloud Cray Releases

Jurisdiction	UCC Number	Filing Date	Secured Party	Collateral
Kansas	6613814	7/10/09	Cloud L. Cray, Jr. Trust	All personal property except designated excluded assets
Kansas	6613822	7/10/09	Cloud L. Cray, Jr. Trust	All personal property except designated excluded assets

MORTGAGE, ASSIGNMENT OF LEASES, SECURITY AGREEMENT AND FIXTURE FILING FINANCING STATEMENT by MGP INGREDIENTS, INC., a Kansas corporation, whose address is c/o Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002 (the “Mortgagor”), to the CLOUD L. CRAY, JR. TRUST under agreement dated October 25, 1983 related to certain property in Atchison, Kansas (Recorded 3/30/09 in Atchison county, book 571, page 615-647).

EXHIBIT B

Incentive Program and Guidelines

(Previously filed as Exhibit 10.1 to Form 8-K filed on December 15, 2009)